Exhibit 3.1

CERTIFICATE OF CORRECTION OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MOBILE MINI, INC.

Mobile Mini, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

1. The name of the Corporation is Mobile Mini, Inc.

2. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 19, 1997 (as heretofore amended, the “Restated Charter”), and the Restated Charter requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law.

3. The inaccuracy or defect of the Restated Charter to be corrected hereby is that Article EIGHTH of the Restated Charter inadvertently omitted the provision dealing with the Board’s power to amend the bylaws of the Corporation.

4. The Restated Charter is hereby corrected such that the following provision shall be added as a new paragraph immediately following the last paragraph of Article EIGHTH of the Restated Charter:

“After the original or other Bylaws of the Corporation have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the corporation has received payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote of the Corporation unless provisions for such classification shall be set forth in this Certificate of Incorporation.”

5. All other provisions of the Restated Charter remain unchanged.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed on this 19th day of April, 2010.

Mobile Mini, Inc.

By: /s/ Steven G. Bunger
Name: Steven G. Bunger
Title: President & Chief Executive Officer